QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

AVALONBAY COMMUNITIES, INC.

DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of January 1, 2004

ARTICLE 7—SHORT-TERM PAYOUTS	6
7.1 Short-Term Payouts	6
7.2 Grandfathered Election	6
7.3 Withdrawal for Unforeseeable Financial Emergencies	6
ARTICLE 8—BENEFICIARY DESIGNATION	6
8.1 Beneficiary	7
8.2 Beneficiary Designation; Change; Spousal Consent	7
8.3 Acknowledgment	7
8.4 No Beneficiary Designation	7
8.5 Doubt as to Beneficiary	7
8.6 Discharge of Obligations	7
ARTICLE 9—LEAVE OF ABSENCE	7
9.1 Leave of Absence	7
ARTICLE 10—TERMINATION, AMENDMENT OR MODIFICATION	7
10.1 Termination	7
10.2 Amendment	8
10.3 Delegation to Retirement Planning Committee	8
10.4 Effect of Payment	8
ARTICLE 11—ADMINISTRATION	8
11.1 Retirement Planning Committee Duties	8
11.2 Agents	8
11.3 Binding Effect of Decisions	8
11.4 Exculpation and Indemnity of Retirement Planning Committee	8
11.5 Sponsor Information	8
ARTICLE 12—OTHER BENEFITS AND AGREEMENTS	9
12.1 Coordination with Other Benefits	9
ARTICLE 13—CLAIMS PROCEDURES	9
13.1 Presentation of Claim	9
13.2 Notification of Decision	9
13.3 Review of a Denied Claim	9
13.4 Decision on Review	10
13.5 Legal Action	10
ARTICLE 14—TRUST	10
14.1 Establishment of the Trust	10
14.2 Interrelationship of the Plan and the Trust	10
14.3 Distributions From the Trust	10
ARTICLE 15—MISCELLANEOUS	10
15.1 Status of Plan	10
15.2 Unsecured General Creditor	10
15.3 Sponsor's Liability	10
15.4 Nonassignability	11
15.5 Not a Contract of Employment	11
15.6 Furnishing Information	11
15.7 Terms	11
15.8 Captions	11
15.9 Governing Law	11

(ii)

15.10 Notice	11
15.11 Successors	11
15.12 Spouse's Interest	11
15.13 Validity	12
15.14 Incompetent	12
15.15 Court Order	12
15.16 Distribution in the Event of Taxation.	12

(iii)

AVALONBAY COMMUNITIES, INC.
DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of January 1, 2004

        The AvalonBay Communities, Inc. Deferred Compensation Plan, effective as of January 1, 1996, as amended and restated as of January 1, 1999, is hereby amended and restated in its entirety as follows, effective as of January 1, 2004.

PURPOSE

        The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of AvalonBay Communities, Inc. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1—DEFINITIONS

        For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

        1.1   "Annual Bonus" shall mean any compensation, in addition to Base Annual Salary, payable during the Plan Year to a Participant as an Employee under the Sponsor's annual bonus (cash incentive) plan, but excluding stock options and stock grants.

        1.2   "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary and Annual Bonus that a Participant defers in accordance with Article 3 for any one Plan Year. In the event of a Participant's termination of employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

        1.3   "Base Annual Salary" shall mean the annual cash compensation included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, stock grants, relocation expenses, incentive payments, non-monetary awards, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Sponsor and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 132(f), 402(e)(3), or 402(h) pursuant to plans established by the Sponsor; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

        1.4   "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

        1.5   "Beneficiary Designation Form" shall mean the form established from time to time by the Retirement Planning Committee that a Participant completes, signs and returns to the Retirement Planning Committee to designate one or more Beneficiaries.

        1.6   "Claimant" shall have the meaning set forth in Section 13.1.

        1.7   "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

        1.8   "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of the Sponsor.

        1.9   "Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting and debiting provisions of this

Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account. The Deferral Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to this Plan.

        1.10 "Election Form" shall mean the form established from time to time by the Retirement Planning Committee that a Participant completes, signs and returns to the Retirement Planning Committee to make an election under the Plan.

        1.11 "Employee" shall mean a person who is an employee of the Sponsor or an affiliate of the Sponsor.

        1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

        1.13 "Non-Qualified Predetermined Annuity Account" shall mean an account maintained pursuant to the terms of the Plan in effect prior to January 1, 2004. Any such account shall continue to be maintained after January 1, 2004 until such account has been distributed to a Participant pursuant to the terms hereof.

        1.14 "Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who signs an Election Form, (iii) whose signed Election Form is accepted by the Retirement Planning Committee, and (iv) whose participation in the Plan has not terminated.

        1.15 "Plan" shall mean the AvalonBay Communities, Inc. Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time.

        1.16 "Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

        1.17 "Retirement," "Retire(s)" or "Retired" shall mean, with respect to an Employee, severance from employment with the Sponsor (or any affiliate thereof) for any reason other than a leave of absence or death, on or after the attainment of age sixty-five (65) or, if earlier, the satisfaction of such conditions as may be required by the Sponsor's retirement policy in effect upon the Participant's termination of employment.

        1.18 "Retirement Planning Committee" shall mean the committee described in Article 11.

        1.19 "Sponsor" shall mean AvalonBay Communities, Inc. and any successor to all or substantially all of the Sponsor's assets or business.

        1.20 "Trust" shall mean one or more trusts, if any, established by the Sponsor in its sole discretion.

        1.21 "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Retirement Planning Committee.

        1.22 "Years of Service" shall mean the total number of full years in which a Participant has been employed by the Sponsor (or any affiliate thereof). For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Retirement Planning Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.

ARTICLE 2—SELECTION, ENROLLMENT, ELIGIBILITY

        2.1    Selection by Compensation Committee.    Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Sponsor, as determined by the Compensation Committee in its sole discretion.

        2.2    Enrollment Requirements.    As a condition to participation, each selected Employee shall complete, execute and return to the Retirement Planning Committee an Election Form and a Beneficiary Designation Form, all within thirty (30) days after he or she is selected to participate in the Plan. In addition, the Retirement Planning Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

        2.3    Eligibility; Commencement of Participation.    Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Retirement Planning Committee, including returning all required documents to the Retirement Planning Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Retirement Planning Committee of the required documents.

        2.4    Termination of Participation and/or Deferrals.    If the Retirement Planning Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, the Retirement Planning Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes and (ii) prevent the Participant from making future deferral elections.

ARTICLE 3—DEFERRAL COMMITMENTS/VESTING/CREDITING/TAXES

        3.1    Minimum Deferrals—Annual Deferral Amount.    For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, an aggregate minimum of one percent (1%) of his or her Base Annual Salary. If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred shall be zero.

        3.2    Maximum Deferral—Base Annual Salary and Annual Bonus.    For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and Annual Bonus. The maximum percentage for Base Annual Salary shall be ten percent (10%), and the maximum percentage for Annual Bonus shall be twenty-five percent (25%).

        3.3    Election to Defer; Effect of Election Form.

          (a)    First Plan Year.    In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Retirement Planning Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Retirement Planning Committee (in accordance with Section 2.2 above) and accepted by the Retirement Planning Committee.

          (b)    Subsequent Plan Years.    For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Retirement Planning Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Retirement Planning Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely delivered for a Plan Year, the previously elected Annual Deferral Amount shall remain in effect; provided, however, that the Retirement Planning Committee may require a Participant to re-enroll in the Plan to continue participating in the Plan in the subsequent Plan Year. Elections to defer a percentage of Annual Bonus must be made before the end of the Plan Year preceding the Plan Year in which such Annual Bonus is earned.

        3.4    Withholding of Annual Deferral Amounts.    For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

        3.5    Vesting.    A Participant shall at all times be 100% vested in his or her Deferral Account.

        3.6    Crediting/Debiting of Deferral Accounts.    In accordance with, and subject to, the rules and procedures that are established from time to time by the Retirement Planning Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Deferral Account balance in accordance with the following rules:

          (a)    Measurement Funds.    The Participant may elect one or more of the measurement funds (the "Measurement Funds"), based on certain mutual funds or other investment indices, for the purpose of crediting or debiting additional amounts to his or her Deferral Account balance. At least once each Plan Year, the Retirement Planning Committee or its delegate shall provide the Participant with a list of Measurement Funds available. As necessary, the Retirement Planning Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.

          (b)    Election of Measurement Funds.    A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.6(a) above) to be used to determine the amounts to be credited or debited to his or her Deferral Account balance. The Participant may (but is not required to) subsequently elect at any time, in accordance with procedures established by the Retirement Planning Committee from time to time, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Deferral Account balance, or to change the portion of his or her Deferral Account balance allocated to each previously or newly elected Measurement Fund.

          (c)    Proportionate Allocation.    In making any election described in Section 3.6(b) above, the Participant shall specify on the Election Form (or such other form of communication acceptable to the Committee), in increments of one percent (1%), the percentage of his or her Deferral Account balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Deferral Account balance).

          (d)    Crediting or Debiting Method.    The performance of each elected Measurement Fund (either positive or negative) will be based on the performance of the Measurement Funds themselves. A Participant's Deferral Account shall be credited or debited on a daily basis, if possible, based on the performance of each Measurement Fund selected by the Participant. A Participant's Deferral Account may also be debited by its proportionate share of the Plan's administrative expense.

          (e)    No Actual Investment.    Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Deferral Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Deferral Account shall not be considered or construed in any manner as an actual investment of his or her Deferral Account in any such Measurement Fund. In the event that the Sponsor, in its own discretion, decides to invest in any of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Deferral Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Sponsor or the Trust; the Participant shall at all times remain an unsecured creditor of the Sponsor.

        3.7    FICA and Other Taxes.

          (a)    Annual Deferral Amounts.    For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Sponsor shall withhold from that portion of the Participant's Base Annual Salary and Annual Bonus that is not being deferred, in a manner determined by the Sponsor, the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Retirement Planning Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.7.

          (b)    Distributions.    The Sponsor, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Sponsor, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Sponsor and the trustee of the Trust.

ARTICLE 4—RETIREMENT BENEFIT

        4.1    Retirement Benefit.    A Participant who Retires shall receive, as a Retirement Benefit, his or her Deferral Account balance calculated as of the close of business on or around the date the Participant's benefit distribution is processed, as determined by the Retirement Planning Committee in its sole discretion.

        4.2    Payment of Retirement Benefit.    A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or in annual or monthly installments over a period not exceeding ten (10) years. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Retirement Planning Committee, provided that any such Election Form is submitted to and accepted by the Retirement Planning Committee in its sole discretion at least twelve (12) months prior to the Participant's Retirement. The Election Form most recently accepted by the Retirement Planning Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, or if the Participant's Deferral Account balance on the date of the Participant's Retirement is less than $25,000, then such benefit shall be payable in a lump sum. The Participant shall be responsible for notifying the Retirement Planning Committee within one month of his or her Retirement date to confirm the official Retirement date and address for mailing purposes. Subject to the foregoing, the lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the last day of the month in which the Participant Retires.

        4.3    Death Prior to Completion of Retirement Benefit.    If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's Beneficiary shall receive a lump sum payment that is equal to the Participant's unpaid remaining Deferral Account balance calculated as of the close of business on or around the date the benefit distribution is processed, as determined by the Retirement Planning Committee in its sole discretion. The lump sum payment shall be made no later than 60 days after the Retirement Planning Committee is provided with proof that is satisfactory to the Retirement Planning Committee of the Participant's death.

ARTICLE 5—DEATH BENEFIT

        5.1    Death Benefit.    If the Participant dies before he or she Retires or terminates employment, the Participant's Beneficiary shall receive a death benefit equal to the Participant's Deferral Account balance calculated as of the close of business on or around the date the benefit distribution is processed, as determined by the Retirement Planning Committee in its sole discretion.

        5.2    Payment of Death Benefit.    The death benefit shall be paid to the Participant's Beneficiary in a lump sum payment no later than 60 days after the Retirement Planning Committee is provided with proof that is satisfactory to the Retirement Planning Committee of the Participant's death.

ARTICLE 6—TERMINATION BENEFIT

        6.1    Termination Benefit.    If a Participant terminates his employment with the Sponsor prior to his or her Retirement or death, the Participant shall receive his or her Deferral Account balance calculated as of the close of business on or around the date the benefit distribution is processed, as determined by the Retirement Planning Committee in its sole discretion.

        6.2    Payment of Termination Benefit.    The Participant shall be responsible for notifying the Retirement Planning Committee within one month of his or her termination date to confirm his or her official termination date and address for mailing purposes. Subject to the foregoing, the Participant shall receive his or her Deferral Account balance in a lump sum payment no later than 60 days after the last day of the Plan Year in which the Participant experiences the Termination of Employment.

ARTICLE 7—SHORT-TERM PAYOUTS

        7.1    Short-Term Payouts.    From and after January 1, 2004, the Plan shall no longer permit any Participant to elect any short-term payouts during employment.

        7.2    Grandfathered Election.    To the extent a Participant has previously filed an election to receive his Non-Qualified Predetermined Annuity Account at a specified time, whether in a lump sum or in annual, quarterly or monthly installments over a period not exceeding ten (10) years, the Plan shall continue to honor such elections. A Participant may elect to defer the distribution of his Non-Qualified Predetermined Annuity Account beyond the previously specified date, but such election must be made at least twelve (12) months in advance of the previously specified date. Any further deferral shall be for a minimum of five (5) years, or until termination of employment, if earlier.

        7.3    Withdrawal for Unforeseeable Financial Emergencies.    If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Retirement Planning Committee to receive a partial or full payout from the Plan. The Committee shall determine if the event meets the criteria to be an Unforeseeable Financial Emergency. If approved, the amount of the withdrawal shall not exceed the lesser of the Participant's Deferral Account balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency and income taxes on the withdrawn amount. If, subject to the sole discretion of the Retirement Planning Committee, the petition for a withdrawal is approved, any distribution shall be made within 30 days of the date of approval. The Participant will be eligible to again participate in the Plan effective the Plan Year following the Unforeseeable Financial Emergency.

ARTICLE 8—BENEFICIARY DESIGNATION

        8.1    Beneficiary.    Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Sponsor in which the Participant participates.

        8.2    Beneficiary Designation; Change; Spousal Consent.    A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Retirement Planning Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Retirement Planning Committee's rules and procedures, as in effect from time to time. If a married Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Retirement Planning Committee, must be signed by that Participant's spouse and returned to the Retirement Planning Committee. Upon the acceptance by the Retirement Planning Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Retirement Planning Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Retirement Planning Committee prior to his or her death.

        8.3    Acknowledgment.    No designation or change in designation of a Beneficiary shall be effective until received by the Retirement Planning Committee or its designated agent.

        8.4    No Beneficiary Designation.    If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, or if a married Participant fails to provide a written spousal consent form, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

        8.5    Doubt as to Beneficiary.    If the Retirement Planning Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Retirement Planning Committee shall have the right, exercisable in its discretion, to cause the Sponsor to withhold such payments until this matter is resolved to the Retirement Planning Committee's satisfaction.

        8.6    Discharge of Obligations.    The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Sponsor and the Retirement Planning Committee from all further obligations under this Plan with respect to the Participant, and that Participant's participation in the Plan shall terminate upon such full payment of benefits.

ARTICLE 9—LEAVE OF ABSENCE

        9.1    Leave of Absence.    If a Participant is authorized by the Sponsor for any reason to take a leave of absence from the employment of the Sponsor, the Participant shall continue to be considered employed by the Sponsor but the Participant shall not be permitted to make deferrals until the Participant returns to work. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 10—TERMINATION, AMENDMENT OR MODIFICATION

        10.1    Termination.    Although the Sponsor anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Sponsor will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Sponsor reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees. Upon the termination of the Plan with respect to the Sponsor, the affected Participants' participation in the Plan shall terminate and their Deferral Account balances shall be paid in a lump sum notwithstanding any elections made by the Participants. The termination of the Plan shall not adversely affect the right of any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination to receive such payment;

provided however, that the Sponsor shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Deferral Account balance in a lump sum and without any liability on account of adverse tax consequences from such early or accelerated payments.

        10.2    Amendment.    The Sponsor may, at any time, amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant's Deferral Account balance in existence at the time the amendment or modification is made. The amendment or modification of the Plan shall not affect the right of any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification to receive such payment.

        10.3    Delegation to Retirement Planning Committee.    The Sponsor has delegated its rights to act under Sections 10.1 and 10.2 above to the Retirement Planning Committee and the Retirement Planning Committee shall have the full power to take action under Sections 10.1 and 10.2.

        10.4    Effect of Payment.    The full payment of the applicable benefit under Articles 4, 5, 6, or 7 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's participation in the Plan shall terminate.

ARTICLE 11—ADMINISTRATION

        11.1    Retirement Planning Committee Duties.    Except as otherwise provided in this Article 11, this Plan shall be administered by the Retirement Planning Committee of the Sponsor. The Retirement Planning Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Retirement Planning Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Retirement Planning Committee shall be entitled to rely on information furnished by a Participant or the Sponsor.

        11.2    Agents.    In the administration of this Plan, the Retirement Planning Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to, and paid by, the Sponsor.

        11.3    Binding Effect of Decisions.    The decision or action of the Retirement Planning Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

        11.4    Exculpation and Indemnity of Retirement Planning Committee.    The Sponsor shall indemnify and hold harmless the members of the Retirement Planning Committee and any Employee to whom the duties of the Retirement Planning Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct or gross negligence by the Retirement Planning Committee, any of its members, or any such Employee. By electing to enroll in the Plan, each Participant shall acknowledge that except in the case of claims for benefits, he or she shall have no right to file any claim against the Retirement Planning Committee or the Sponsor unless such claim is attributed to the willful misconduct or gross negligence of the Retirement Planning Committee, any of its members, or any Employee of the Sponsor.

        11.5    Sponsor Information.    To enable the Retirement Planning Committee to perform its functions, the Sponsor shall supply full and timely information to the Retirement Planning Committee, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, death or termination of employment of its Participants, and such other pertinent information as the Retirement Planning Committee may reasonably require.

ARTICLE 12—OTHER BENEFITS AND AGREEMENTS

        12.1    Coordination with Other Benefits.    The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Sponsor. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13—CLAIMS PROCEDURES

        13.1    Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Retirement Planning Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

        13.2    Notification of Decision.    The Retirement Planning Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

          (a)   that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

          (b)   that the Retirement Planning Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

              (i)  the specific reason(s) for the denial of the claim, or any part of it;

             (ii)  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

            (iii)  a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

            (iv)  an explanation of the claim review procedure set forth in Section 13.3 below; and

             (v)  a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA if the claim is appealed to the Retirement Planning Committee and the Retirement Planning Committee fully or partially denies the claim.

        13.3    Review of a Denied Claim.    Within 60 days after receiving a notice from the Retirement Planning Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Retirement Planning Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

          (a)   may review pertinent documents;

          (b)   may submit written comments or other documents; and/or

          (c)   may request a hearing, which the Retirement Planning Committee, in its sole discretion, may grant.

        13.4    Decision on Review.    The Retirement Planning Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Retirement Planning Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

          (a)   specific reasons for the decision;

          (b)   specific reference(s) to the pertinent Plan provisions upon which the decision was based;

          (c)   a statement of the Claimant's right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and

          (d)   a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

        13.5    Legal Action.    A Claimant's compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 14—TRUST

        14.1    Establishment of the Trust.    In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Sponsor may, but shall not be required to, establish a Trust by a trust agreement with a third party, the trustee, to which the Sponsor may, in its discretion, contribute cash or other property, including securities issued by the Sponsor, to provide for the benefit payments under the Plan.

        14.2    Interrelationship of the Plan and the Trust.    The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Sponsor, Participants and the creditors of the Sponsor to the assets transferred to the Trust. The Sponsor shall at all times remain liable to carry out its obligations under the Plan, subject to any limitation imposed by bankruptcy laws.

        14.3    Distributions From the Trust.    The Sponsor's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Sponsor's obligations under this Plan.

ARTICLE 15—MISCELLANEOUS

        15.1    Status of Plan.    The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

        15.2    Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Sponsor. For purposes of the payment of benefits under this Plan, any and all of the Sponsor's assets shall be, and remain, the general, unpledged unrestricted assets of the Sponsor. The Sponsor's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

        15.3    Sponsor's Liability.    The Sponsor's liability for the payment of benefits shall be defined only by the Plan. The Sponsor shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

        15.4    Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

        15.5    Not a Contract of Employment.    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Sponsor and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Sponsor, as an Employee, or to interfere with the right of the Sponsor to discipline or discharge the Participant at any time.

        15.6    Furnishing Information.    A Participant or his or her Beneficiary will cooperate with the Retirement Planning Committee by furnishing any and all information requested by the Retirement Planning Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

        15.7    Terms.    Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

        15.8    Captions.    The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

        15.9    Governing Law.    Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Maryland without regard to its conflicts of laws principles.

        15.10    Notice.    Any notice or filing required or permitted to be given to the Retirement Planning Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

      AvalonBay Communities Retirement Planning Committee
      c/o AvalonBay Communities, Inc.
      2900 Eisenhower Avenue, Third Floor
      Alexandria, VA 22314
      Attention: Senior Director, Human Resources

        Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

        Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

        15.11    Successors.    The provisions of this Plan shall bind and inure to the benefit of the Sponsor and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

        15.12    Spouse's Interest.    The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

        15.13    Validity.    In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

        15.14    Incompetent.    If the Retirement Planning Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Retirement Planning Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Retirement Planning Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

        15.15    Court Order.    The Retirement Planning Committee is authorized to make any payments directed by court order in any action in which the Plan or the Retirement Planning Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Retirement Planning Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

        15.16    Distribution in the Event of Taxation.

          (a)    In General.    If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Retirement Planning Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Sponsor shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Deferral Account balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted.

          (b)    Trust.    If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

        IN WITNESS WHEREOF, the Sponsor has caused this amended and restated Plan document to be duly executed by a duly authorized officer this 8th day of December, 2003.

AVALONBAY COMMUNITIES, INC.
By:	/s/ CHARLENE ROTHKOPF Name: Charlene Rothkopf Title: Senior Vice President–Human Resources
By:	/s/ EDWARD M. SCHULMAN Name: Edward M. Schulman Title: Vice President–General Counsel

QuickLinks

AVALONBAY COMMUNITIES, INC. DEFERRED COMPENSATION PLAN Amended and Restated Effective as of January 1, 2004
TABLE OF CONTENTS
AVALONBAY COMMUNITIES, INC. DEFERRED COMPENSATION PLAN Amended and Restated Effective as of January 1, 2004
PURPOSE
ARTICLE 1—DEFINITIONS
ARTICLE 2—SELECTION, ENROLLMENT, ELIGIBILITY
ARTICLE 3—DEFERRAL COMMITMENTS/VESTING/CREDITING/TAXES
ARTICLE 4—RETIREMENT BENEFIT
ARTICLE 5—DEATH BENEFIT
ARTICLE 6—TERMINATION BENEFIT
ARTICLE 7—SHORT-TERM PAYOUTS
ARTICLE 8—BENEFICIARY DESIGNATION
ARTICLE 9—LEAVE OF ABSENCE
ARTICLE 10—TERMINATION, AMENDMENT OR MODIFICATION
ARTICLE 11—ADMINISTRATION
ARTICLE 12—OTHER BENEFITS AND AGREEMENTS
ARTICLE 13—CLAIMS PROCEDURES
ARTICLE 14—TRUST
ARTICLE 15—MISCELLANEOUS